Exhibit 4.2

                            SHARE ISSUANCE AGREEMENT


         SHARE ISSUANCE AGREEMENT ("AGREEMENT"), entered into this 30th day of December, 2002, by and between GILAT SATELLITE NETWORKS LTD., a company formed under the laws of the State of Israel (the "COMPANY"), and SES AMERICOM, INC., a corporation formed under the laws of the State of Delaware ("SES").

                                   WITNESSETH

         WHEREAS, the Company's wholly owned subsidiary, Spacenet Inc. ("SPACENET"), desires to enter into an agreement (the "SPACENET-SES AGREEMENT") with SES substantially in the form attached hereto as EXHIBIT A, which provides for, among other things, (i) the termination of certain transponder service agreements between Spacenet and SES and (ii) the right of Spacenet to defer certain payments due to SES under certain transponder service agreements between Spacenet and SES;

         WHEREAS, StarBand Communications Inc., a Delaware corporation in which the Company curently indirectly holds an approximately 35% interest on a fully diluted basis ("STARBAND"), desires to enter into an agreement (the "STARBAND-SES AGREEMENT") with SES substantially in the form attached hereto as EXHIBIT B;

         WHEREAS, in consideration of SES entering into the Spacenet-SES Agreement and the StarBand-SES Agreement, the Company has agreed to enter into this Agreement pursuant to which the Company will issue SES ordinary shares and other securities in the Company on the terms and conditions set forth herein; and

         WHEREAS, the Company intends to propose an arrangement ("ARRANGEMENT") to certain of its creditors under Section 350 of the Israeli Companies Law - 1999, which Arrangement will include the transactions contemplated by this Agreement, the Spacenet-SES Agreement and the StarBand-SES Agreement, and will be voted on at meetings of creditors to be convened under the supervision of the District Court of Tel Aviv-Yafo (the "ISRAELI COURT").

         NOW THEREFORE, in consideration of the covenants and promises set forth herein, the parties agree as follows:

1.       PURCHASE AND SALE OF SHARES.

                  (a) Subject to the terms and conditions set forth herein, the Company agrees to issue to SES an aggregate of fourteen million two hundred sixty one thousand and forty eight (14,261,048) ordinary shares of the Company, par value NIS 0.01 per share (the "SECURITIES"). The Securities will constitute 5.5% of the issued and outstanding share capital of Company immediately following the issuance of the securities contemplated by the Arrangement, and taking into account the issuance of the Securities, as shown by the capitalization table attached hereto as EXHIBIT C.

                  (b) The closing of the issuance of the Securities shall take place at the offices of the Company, at 11:00 a.m. within two business days of the satisfaction of the

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conditions set forth in Section 3, or at such other time and place as the parties mutually agree upon orally or in writing (the "CLOSING"). At such Closing, (i) SES shall deliver to the Company an executed original of each of the Spacenet-SES Agreement and the StarBand-SES Agreement and all other documents to be executed or delivered in connection therewith, and (ii) the Company shall deliver to SES a share certificate registered in the name of SES, representing the Securities.

2. INVESTMENT REPRESENTATIONS. SES makes the following investor representations to the Company:

                  (a) INVESTMENT INTENT. SES is acquiring the Securities for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof or interest therein.

                  (b) PURCHASER STATUS. At the time SES was offered the Securities, it was, and at the date hereof, it is, and at the Closing Date, it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act").

                  (c) EXPERIENCE. SES either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.

                  (d) ABILITY OF SES TO BEAR RISK OF INVESTMENT. SES is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

                  (e) ACCESS TO INFORMATION. SES acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Securities, the proposed Arrangement and the proceedings with respect thereto in the Israeli Court and; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment.

                  (f) RELIANCE. SES understands and acknowledges that (i) the Securities are being issued to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and SES hereby consents to such reliance.

3. CONDITIONS TO CLOSING. The obligation of SES to acquire the Securities, and the obligation of the Company to issue the Securities, are each subject to
(i) the approval of the Arrangment by the Israeli Court within 90 days of the date of this Agreement (such approval not to be inconsistent with the terms of this Agreement), (ii) the entry of an order of enforcement of the Arrangement by the United States Bankruptcy Court for the District of Delaware under Section 304 of the United States Bankruptcy Code within 45 days of such approval by the Israeli Court (such order not to be inconsistent with the terms of this Agreement)and (iii) the approval of the transactions contemplated by this Agreement by the shareholders of the Company within 90 days of the entry of the order referenced in clause (ii) of this Section 3 (such approval not to be inconsistent with the terms of this Agreement). The parties agree that in the event that these conditions are not

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   satisfied, this Agreement shall be null and void, and the parties shall be returned to their original positions as if this Agreement had never been executed.

4.       TRANSFER RESTRICTIONS.

                  (a) Securities may only be disposed pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act.

                  (b) SES agrees to the imprinting, so long as is required by this Section 4.1(b), of the following legend on the Securities:

         NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE , AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

                  Securities shall not contain the legend set forth above nor any other if in the opinion of counsel to the Company such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

5. VOTE FOR ARRANGEMENT. SES agrees that, if the Israeli Court requires or requests that shareholders of the Company have the opportunity to vote on the Arrangement at a meeting of shareholders convened under the supervision of the Israeli Court, SES will vote all of the ordinary shares of the Company that it holds in favor of the Arrangement presented to the creditors and shareholders of the Company.

6. COMPANY REPRESENTATIONS. The Company warrants and represents to SES that:

                  (a) upon the issuance of ordinary shares of the Company to holders of the Company's 4.25% Convertible Subordinated Notes due 2005 (the "Existing Notes") pursuant to the Arrangement ("Completion of the Arrangement"), and after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of 300,000,000 ordinary shares;

                  (b) assuming the Arrangement as described in the proxy solicitation sent to holders of the Existing Notes is approved by creditors of the Company in accordance with Israeli law, Exhibit C sets forth the capitalization structure of the Company upon Completion of the Arrangement, after giving effect to the transactions contemplated by this Agreement;

                  (c) except as indicated on Exhibit C, and except for options to purchase 8,676,213 ordinary shares of the Company issued to employees of the Company at exercise prices ranging from $120 per share to approximately $2 per share, and a warrant granted to Knowledge Broadcasting.com LLC that upon satisfaction of certain conditions is exercisable

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into approximately 191,000 ordinary shares of the Company at an exercise price of $157.05 per share, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (ii) any "Stock Equivalents" (as defined below), or (iii) other securities of the Company, and there are no commitments, contracts, agreements, arrangements or understandings by the Company to issue any shares of the Company's capital stock or any Stock Equivalents or other securities of the Company; and

                  (d) the Securities are duly authorized, and when issued to SES will be validly issued, fully paid and non-assessable and will be free and clear of all liens.

         "Stock Equivalents" means any security or obligation which is by its terms convertible into or exchangeable for ordinary shares of the Company or other securities of the Company, and any option, warrant or other subscription or purchase right with respect to ordinary shares or such other securities.

7. ASSIGNMENT This Agreement may not be assigned, in whole or in part, by SES without the prior written consent of the Company, except that SES may assign this Agreement to an affiliate of SES without the consent of the Company.

8. RIGHTS OF SECURITIES The Securities shall have those rights attached to them as are set forth in the Company's Articles of Association, as same may be amended from time to time.

9. GOVERNING LAW This Agreement shall be governed by and construed under the laws of the State of Israel, without giving effect to principles of conflict of laws.

10. NOTICES Any notice under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery to the party to be notified, (ii) the business day following the date of mailing by a internationally recognized overnight courier service or (iii) five (5) business days after deposit with a national post office, for dispatch by registered or certified mail, postage prepaid and addressed to the party to be notified (A) if to the Company, to 21 Yegia Kapayim Street, Kiryat Aryeh, Petah Tikva, 49130, Israel, Attention: Yoav Leibovitch and (B) if to SES, to Four Research Way, Princeton, New Jersey 08540, USA, Attention: General Counsel, or in each case at such other address as such party may designate by ten (10) days' advance written notice to the other party.

11. AMENDMENTS AND WAIVERS No provision of this Agreement may be amended or waived, except by the written instrument signed by all the parties hereto or, in the case of a waiver, by the party against whom enforcement os such waiver is sought.

12. SEVERABILITY If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13. ENTIRE AGREEMENT This Agreement, together with the Spacenet-SES Agreement and the StarBand-SES Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such matters.

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14.      EXECUTION This Agreement may be executed in two counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GILAT SATELLITE NETWORKS LTD.


By:____________________________
     Name:
     Title

SES AMERICOM, INC.


By:____________________________
     Name:
     Title


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                                    EXHIBIT C

                              CAPITALIZATION TABLE



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